EXHIBIT 99.1

Midland States Bancorp, Inc. Appoints Travis Franklin to Board of Directors

EFFINGHAM, Ill., May 07, 2024 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors has appointed Travis Franklin to its Board, effective May 7, 2024. Mr. Franklin has been appointed to the Board of Midland States Bank, the Company’s wholly-owned Illinois bank subsidiary.

Mr. Franklin currently serves as Executive Vice President and Chief Financial Officer of Heartland Dental, LLC, a leading dental support organization that provides operational support to dental practices nationwide.  Prior to joining Heartland Dental he served as Chief Investment Officer for a family office.  Mr. Franklin holds a B.S. in Business Management and an M.B.A. from Eastern Illinois University.

Jeffrey C. Smith, Chairman of the Company and Midland States Bank, said “We are very pleased that Travis has joined our Board.  Travis has been an important member of the Effingham business community for many years and is well known by Midland.  Heartland Dental and Midland are two of the largest employers in Effingham and each has grown significantly over the past 15 years, with Heartland Dental now having more than 1700 locations in 38 states.  His deep experience in finance, operations and managing a rapidly growing company makes Travis well suited to serve on our Board.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of March 31, 2024, the Company had total assets of approximately $7.83 billion, and its Wealth Management Group had assets under administration of approximately $3.89 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321